EXHIBIT 99.1

1900 E. 9th Street Cleveland, Ohio 44114

NEWS RELEASE
PFGI Capital Corporation Confirms Cash Payment on Preferred Stock
& Announces Financial Results for Second Quarter 2008
Cleveland, July 16, 2008 — PFGI Capital Corporation announced that a cash payment will be paid on August 18, 2008 on its Series A Preferred (NYSE: PFGIP.PK) and Series B Preferred. The distributions, accruing from May 18, 2008 through August 17, 2008, are payable to holders of record on August 1, 2008, at a rate of $0.484375 per share of Series A Preferred stock and $1.25 per share of Series B Preferred stock.
PFGI Capital Corporation also announced financial results for the second quarter of 2008. Net income was $3.9 million for the second quarter of 2008, compared to $4.8 million for the second quarter a year ago. Total interest income was $4.9 million in the second quarter of 2008, compared to $5.2 million in the second quarter of 2007. The provision for loan participation losses was $790 thousand in the second quarter of 2008 compared to $135 thousand in the second quarter a year ago. Noninterest expense, including loan servicing and management fees, was $189 thousand and $192 thousand for the second quarters of 2008 and 2007, respectively.
Net income was $8.6 million for the first half of 2008, compared to $9.8 million in the comparable period in 2007. Total interest income was $9.9 million for the first half of 2008, compared to $10.2 million in the first half of 2007. The provision for loan participation losses was $869 thousand for the first half of 2008 compared to $75 thousand in the first half of 2007. Noninterest expense was $387 thousand and $383 thousand for the first half of 2008 and 2007, respectively.
At June 30, 2008, loan participations totaled $294 million, there were no non-performing assets or impaired loans, and the reserve for loan participation losses was $1.3 million. At June 30, 2008, total assets and total shareholders’ equity were both $302 million.
About PFGI Capital Corporation
PFGI Capital Corporation is a Maryland corporation formed as a real estate investment trust for federal income tax purposes. Its principal objective is to acquire, hold, and manage commercial mortgage loan assets and other authorized investments that will generate net income for distribution to shareholders. PFGI Capital Corporation is a consolidated subsidiary of National City Bank, a wholly owned banking subsidiary of National City Corporation.
About National City Corporation
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri, Pennsylvania and Wisconsin, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at www.nationalcity.com.
For further information, please contact
Jill Hennessey, Investor Relations
National City Corporation
1-216-222-9253